Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter & Fiscal Year 2013 Results

Fourth quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 3.5%

•	Added 309 net new restaurants worldwide including 149 net new Dunkin' Donuts in the U.S.

•	Revenue increased 13.3%

•	Adjusted operating income increased 11.8%; adjusted operating income margin of 48.7%

•	Diluted adjusted EPS increased 26.5% to $0.43

Fiscal year 2013 highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 3.4%

•	Added 790 net new restaurants worldwide including 371 net new Dunkin' Donuts in the U.S.

•	Positive Baskin-Robbins U.S. store growth

•	Revenue increased 8.5%

•	Adjusted operating income increased 10.8%; adjusted operating income margin of 47.7%

•	Diluted adjusted EPS increased 19.5% to $1.53

Company news:

•	Board of Directors declares $0.23 first quarter dividend representing a 21% increase over the Company's fourth quarter 2013 dividend

•	Board of Directors authorized new $125 million share repurchase program

CANTON, Mass. (February 6, 2014) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the fourth quarter ended December 28, 2013.
"Our fourth quarter was strong, capping off a great year in which we set records and achieved major milestones for both Dunkin' Donuts and Baskin-Robbins," said Nigel Travis, Chairman and Chief Executive Officer, Dunkin' Brands Group Inc. "The Dunkin' Donuts U.S. annual net development growth rate exceeded five percent, and Baskin-Robbins had positive net development for the first time since 2006. Dunkin' Donuts U.S. had 3.4 percent comparable store sales growth in 2013, demonstrating the brand's continued relevance and resiliency in a challenging year for the QSR industry in general, and Baskin-Robbins U.S. had 0.8 percent comparable store sales growth, marking the third straight year of sales growth for the brand. Internationally we added 415 net new restaurants for both brands, and importantly, we made significant progress with our development goals to focus on higher profit-opportunity markets and globalizing our U.S. disciplines. Going into 2014, we look to drive growth by strengthening worldwide awareness of our two brands through global marketing initiatives, such as our recently announced partnership with Liverpool Football Club. We are also working to make our brands more accessible to consumers through programs like our DD Mobile initiative and DD Perks Rewards, which launched nationally on January 27."
“We are steadfastly committed to driving profitable growth for both our franchisees and our shareholders, a commitment we delivered on yet again in our second full year as a public company,” said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc. "As a result of strong topline sales growth and our intense focus on restaurant-level returns, franchisee profitability for both brands is healthier than it's ever been. Additionally, our nearly 100 percent franchised, asset-light business model enabled us to return more than $100 million to shareholders in 2013 through our quarterly dividends and ongoing share repurchases. We're also excited to announce the Board of Directors' decision to increase our first quarter dividend more than 20 percent over our fourth quarter 2013 dividend."
FISCAL YEAR 2013 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 28, 2013	December 29, 2012	$ / #	%
Franchisee reported sales	$9,276.4	8,771.3	505.0	5.8%
Systemwide sales growth	5.8%	5.2%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	3.4%	4.2%
BR U.S. comparable store sales growth	0.8%	3.8%
DD International comparable store sales growth (decline)	(0.4)%	2.0%
BR International comparable store sales growth	1.9%	2.8%
Development data[1]:
Consolidated global net POD development	790	772	18	2.3%
DD global PODs at period end	10,858	10,349	509	4.9%
BR global PODs at period end	7,300	7,019	281	4.0%
Consolidated global PODs at period end	18,158	17,368	790	4.5%

Financial data:
Revenues	$713.8	658.2	55.7	8.5%
Operating income	304.7	239.4	65.3	27.3%
Operating income margin	42.7%	36.4%
Adjusted operating income[2]	$340.4	307.2	33.2	10.8%
Adjusted operating income margin[2]	47.7%	46.3%
Net income	$146.9	108.3	38.6	35.6%
Adjusted net income[2]	165.8	149.7	16.1	10.7%
Earnings per share:
Common–basic	1.38	0.94	0.44	46.8%
Common–diluted	1.36	0.93	0.43	46.2%
Diluted adjusted earnings per share[2]	1.53	1.28	0.25	19.5%
Weighted average number of common shares – diluted (in millions)	108.2	116.6	(8.4)	(7.2)%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.

FOURTH QUARTER 2013 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 28, 2013	December 29, 2012	$ / #	%
Franchisee reported sales	$2,355.6	2,212.2	143.4	6.5%
Systemwide sales growth (decline)	6.5%	(0.4)%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	3.5%	3.2%
BR U.S. comparable store sales growth	2.2%	1.5%
DD International comparable store sales decline	(0.3)%	—%
BR International comparable store sales growth	1.6%	—%
Development data[1]:
Consolidated global net POD development	309	262	47	17.9%
DD global PODs at period end	10,858	10,349	509	4.9%
BR global PODs at period end	7,300	7,019	281	4.0%
Consolidated global PODs at period end	18,158	17,368	790	4.5%
Financial data:
Revenues	$183.2	161.7	21.5	13.3%
Operating income	82.2	67.8	14.5	21.4%
Operating income margin	44.9%	41.9%
Adjusted operating income[2]	$89.2	79.8	9.4	11.8%
Adjusted operating income margin[2]	48.7%	47.6%
Net income	$42.1	34.3	7.7	22.5%
Adjusted net income[2]	46.3	36.6	9.6	26.3%
Earnings per share:
Common–basic	0.39	0.32	0.07	21.9%
Common–diluted	0.39	0.32	0.07	21.9%
Diluted adjusted earnings per share[2]	0.43	0.34	0.09	26.5%
Weighted average number of common shares – diluted (in millions)	108.3	107.9	0.4	0.4%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.

Global systemwide sales growth in the fourth quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).

Dunkin' Donuts U.S. comparable store sales growth in the fourth quarter was driven by increased average ticket and higher traffic resulting from our focus on operational excellence and product and marketing innovation. These product and marketing innovations resulted in strong beverage growth, led by Iced Coffee and Hot and Iced Espresso, driven by flavor news including Pumpkin; increases in Hot Chocolate, driven by the introduction of the Salted Caramel flavor; continued breakfast sandwich momentum across core sandwiches, the limited time offer Hot & Spicy Breakfast Sandwich, and incremental gains in the Turkey Sausage Breakfast Sandwich; growth in afternoon products including Chicken Sandwiches, Deluxe Grilled Cheese, and Wraps; growth in donut sales led by the introduction of the Pumpkin Pie donut; and increased sales of Dunkin' Donuts K-Cup® portion packs driven by a $7.99 National Coffee Day offer and a two-packs-for-$19.99 offer.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Cups & Cones, Beverages and Cakes as a result of news around favorite holiday flavors such as Gingerbread Junction and Winter White Chocolate, and a new flavor, Peppermint Bark in the Dark as well as increased sales of cakes driven by new cake designs and take-home ice cream quarts.
In the fourth quarter, Dunkin' Brands franchisees and licensees opened 309 net new restaurants around the globe. This includes 149 net new Dunkin' Donuts U.S. locations, 120 net new Baskin-Robbins International locations, 44 net new Dunkin' Donuts International locations, and four net closures for Baskin-Robbins U.S. Additionally, Dunkin' Donuts U.S. franchisees remodeled 169 restaurants during the quarter.
Revenues for the fourth quarter increased 13.3 percent compared to the prior year period primarily from increased royalty income due to systemwide sales growth, increased franchise fees due to favorable development mix and incremental franchise renewals, and increased sales of ice cream products. The increase in sales of ice cream products was partially the result of a one-time delay in revenue recognition related to the shift in manufacturing to Dean Foods that negatively impacted fourth quarter sales of ice cream products in 2012.
Operating income for the fourth quarter increased $14.5 million, or 21.4 percent, from the prior year primarily as a result of the increases in royalty income, franchise fees, and margin on sales of ice cream products. Adjusted operating income increased $9.4 million, or 11.8 percent, from the fourth quarter of 2012 as a result of the increases in royalty income and franchise fees, offset by a decrease in net income of equity method investments.
Net income for the fourth quarter increased by $7.7 million, or 22.5 percent, compared to the prior year period primarily as a result of the $14.5 million increase in operating income and a $2.0 million decrease in interest expense. This was offset by a $7.6 million increase in income tax expense and greater losses on foreign currency due to exchange rate fluctuations. Adjusted net income increased by $9.6 million, or 26.3 percent, compared to the fourth quarter of 2012, as a result of the increase in adjusted operating income and a decrease in interest expense, offset by greater losses on foreign currency.
Diluted adjusted earnings per share increased by 26.5 percent to $0.43 for the fourth quarter of 2013 compared to the prior year period as a result of the increase in adjusted net income, offset by an increase in shares outstanding. The increase in shares outstanding is due primarily to the exercise of stock options, offset by the repurchase of 648,000 shares during 2013 (230,700 shares repurchased during the fourth quarter).

FOURTH QUARTER 2013 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	December 28, 2013	December 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	3.5%	3.2%
Systemwide sales growth (decline)	7.9%	(0.9)%
Franchisee reported sales (in millions)	$1,767.5	1,637.6	129.8	7.9%

Revenues:
Royalty income	$95,468	89,093	6,375	7.2%
Franchise fees	11,534	8,963	2,571	28.7%
Rental income	22,112	21,865	247	1.1%
Sales at company-owned restaurants	6,715	6,216	499	8.0%
Other revenues	2,790	1,980	810	40.9%
Total revenues	$138,619	128,117	10,502	8.2%

Segment profit	$105,563	94,293	11,270	12.0%

Points of distribution	7,677	7,306	371	5.1%
Gross openings	187	180	7	3.9%
Net openings	149	149	—	—%

Dunkin' Donuts U.S. revenues of $138.6 million represented an increase of 8.2 percent year-over-year. The increase was primarily a result of increased royalty income, as well as increased franchise fees due to favorable development mix and incremental franchise renewals. The increase in revenues was also driven by an increase in gains from refranchising transactions.

Dunkin' Donuts U.S. segment profit in the fourth quarter increased $11.3 million over the prior year period to $105.6 million, which was driven primarily by revenue growth.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	December 28, 2013	December 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(0.3)%	—%
Systemwide sales growth	2.7%	9.3%
Franchisee reported sales (in millions)	$179.0	174.4	4.6	2.7%

Revenues:
Royalty income	$3,879	3,526	353	10.0%
Franchise fees	1,714	470	1,244	264.7%
Rental income	37	29	8	27.6%
Other revenues	(42)	(29)	(13)	44.8%
Total revenues	$5,588	3,996	1,592	39.8%

Segment profit	$4,386	2,174	2,212	101.7%

Points of distribution[1]	3,181	3,043	138	4.5%
Gross openings[1]	105	113	(8)	(7.1)%
Net openings[1]	44	53	(9)	(17.0)%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.

Dunkin' Donuts International fourth quarter systemwide sales increased 2.7 percent from the prior year period, driven by sales growth in Indonesia, Germany, and the Middle East. On a constant currency basis, systemwide sales increased by approximately 3 percent.

Dunkin' Donuts International fourth quarter revenues of $5.6 million represented an increase of 39.8% year-over-year. The increase in revenue was primarily a result of an increase in franchise fees due to income recognized in connection with the termination of development agreements in Asia and franchise fees for openings in new international markets, as well as increased royalty income.

Segment profit for Dunkin' Donuts International increased $2.2 million to $4.4 million, primarily due to revenue growth, as well as a decrease in advertising expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 28, 2013	December 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.2%	1.5%
Systemwide sales growth (decline)	0.9%	(8.3)%
Franchisee reported sales (in millions)	$91.5	90.7	0.8	0.9%

Revenues:
Royalty income	$4,577	4,574	3	0.1%
Franchise fees	383	148	235	158.8%
Rental income	866	913	(47)	(5.1)%
Sales of ice cream products	774	931	(157)	(16.9)%
Other revenues	1,552	1,249	303	24.3%
Total revenues	$8,152	7,815	337	4.3%

Segment profit	$5,033	3,888	1,145	29.4%

Points of distribution	2,467	2,463	4	0.2%
Gross openings	19	9	10	111.1%
Net closings	(4)	(29)	25	(86.2)%

Baskin-Robbins U.S. fourth quarter revenue increased 4.3 percent from the prior year period to $8.2 million due primarily to increased franchise fees driven by incremental franchise renewals, as well as an increase in other revenues mainly as a result of refranchising gains and transfer fees. The increase in revenues was offset by a decline in sales of ice cream products.

Segment profit for Baskin-Robbins U.S. increased $1.1 million in the fourth quarter, or 29.4 percent, year-over-year primarily as a result of reductions in general and administrative expenses, including a reduction in incentive compensation and the fact that the prior year included expenses for reserves on leased locations, as well as the increase in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 28, 2013	December 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.6%	—%
Systemwide sales growth	2.6%	0.2%
Franchisee reported sales (in millions)	$317.6	309.5	8.0	2.6%

Revenues:
Royalty income	$1,701	2,033	(332)	(16.3)%
Franchise fees	675	314	361	115.0%
Rental income	123	133	(10)	(7.5)%
Sales of ice cream products	24,655	15,445	9,210	59.6%
Other revenues	75	46	29	63.0%
Total revenues	$27,229	17,971	9,258	51.5%

Segment profit	$8,773	6,833	1,940	28.4%

Points of distribution[1]	4,833	4,556	277	6.1%
Gross openings[1]	178	126	52	41.3%
Net openings[1]	120	89	31	34.8%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.

Baskin-Robbins International systemwide sales increased 2.6 percent in the fourth quarter from the prior year period driven by sales growth in the Middle East and South Korea, offset by unfavorable exchange rates on sales in Japan. On a constant currency basis, systemwide sales increased by approximately 11 percent.

Baskin-Robbins International fourth quarter revenues increased 51.5 percent year-over-year to $27.2 million primarily due to increases in sales of ice cream products in the Middle East and an increase in distribution costs billed to customers, as well as a one-time delay in revenue recognition related to the shift in manufacturing to Dean Foods that impacted fourth quarter sales of ice cream products in the prior year.

Fourth quarter segment profit increased 28.4 percent year-over-year to $8.8 million, resulting from an increase in net margin on ice cream driven by the increase in sales, as well as a reduced cost of ice cream products primarily resulting from the shift in manufacturing to Dean Foods. The increase was offset by a decrease in net income of equity method investments due to decreases in net income in Japan and Korea.

COMPANY UPDATES

•
As previously disclosed, the Company is seeking to refinance its senior secured credit facility, including its senior secured term loan facility and its senior secured revolving credit facility. Upon the anticipated completion of the transaction, the Company expects its full-year 2014 interest expense to be approximately $70 million, representing approximately $10 million in annual interest expense savings and $0.05 in incremental earnings per share in 2014. The anticipated weighted interest rate on the Company's $1.8 billion in outstanding debt will be 3.4 percent. The refinancing is not yet complete and remains subject to customary closing conditions. The Company will provide further details upon the closing of the transaction.

•
The Company today announced that the Board of Directors declared a first quarter cash dividend of $0.23 per share, payable on March 19, 2014 to shareholders of record as of the close of business on March 10, 2014. This represents a 21 percent increase over the Company's fourth quarter 2013 dividend.

•	The Company repurchased 230,700 shares of common stock during the fourth quarter.

•	The Company today announced that the Board of Directors authorized a new program to repurchase up to an aggregate of $125 million of its outstanding common stock over the next two years.

FISCAL YEAR 2014 TARGETS
As described below, the Company is providing certain targets regarding its 2014 expectations.

•	The Company expects Dunkin' Donuts U.S. comparable store sales growth of 3 to 4 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company expects that Dunkin' Donuts U.S. will add between 380 and 410 net new restaurants representing greater than 5 percent net restaurant growth and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•
Internationally, the Company is targeting opening 300 to 400 net new restaurants across the two brands, inclusive of the anticipated closing of approximately 100 small, kiosk locations in the Philippines throughout the year. The closure of these locations is immaterial to Dunkin' Donuts International business segment profit.

•	Globally, the Company expects to open between 685 and 800 net new units.

•	The Company expects revenue growth of between 6 and 8 percent and adjusted operating income growth of between 10 and 12 percent.

•
The Company expects adjusted earnings per share of $1.79 to $1.83, which would represent 17 percent to 20 percent year-over-year adjusted earnings per share growth. This target is inclusive of expected savings from the refinancing and is based on diluted weighted average shares for the full year of 108.2 million.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 31241808. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 18,000 point of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Revenues:
Franchise fees and royalty income	$119,931	109,121	453,976	418,940
Rental income	23,158	22,957	96,082	96,816
Sales of ice cream products	25,458	16,376	112,276	94,659
Sales at company-owned restaurants	6,715	6,216	24,976	22,922
Other revenues	7,915	7,033	26,530	24,844
Total revenues	183,177	161,703	713,840	658,181
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,056	13,275	52,097	52,072
Cost of ice cream products	18,091	13,019	79,278	69,019
Company-owned restaurant expenses	6,663	6,166	24,480	23,133
General and administrative expenses, net	53,723	53,024	228,010	239,574
Depreciation	5,462	6,551	22,423	29,084
Amortization of other intangible assets	6,858	6,626	26,943	26,943
Long-lived asset impairment charges	116	328	563	1,278
Total operating costs and expenses	103,969	98,989	433,794	441,103
Net income of equity method investments:
Net income, excluding impairment	3,173	5,037	19,243	22,351
Impairment charge	—	—	(873)	—
Total net income of equity method investments	3,173	5,037	18,370	22,351
Other operating income (expense), net	(146)	—	6,320	—
Operating income	82,235	67,751	304,736	239,429
Other income (expense):
Interest income	94	160	404	543
Interest expense	(19,712)	(21,725)	(80,235)	(74,031)
Loss on debt extinguishment and refinancing transactions	—	—	(5,018)	(3,963)
Other gains (losses), net	(608)	495	(1,799)	23
Total other expense	(20,226)	(21,070)	(86,648)	(77,428)
Income before income taxes	62,009	46,681	218,088	162,001
Provision for income taxes	20,120	12,491	71,784	54,377
Net income including noncontrolling interests	41,889	34,190	146,304	107,624
Net loss attributable to noncontrolling interests	(183)	(145)	(599)	(684)
Net income attributable to Dunkin’ Brands	$42,072	34,335	146,903	108,308

Earnings per share—basic	$0.39	0.32	1.38	0.94
Earnings per share—diluted	0.39	0.32	1.36	0.93

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$256,933	252,618
Accounts, notes, and other receivables, net	79,765	53,056
Other current assets	125,062	114,106
Total current assets	461,760	419,780
Property and equipment, net	182,858	181,172
Equity method investments	170,644	174,823
Goodwill and other intangible assets, net	2,343,803	2,371,684
Other assets	75,625	70,054
Total assets	$3,234,690	3,217,513
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,000	26,680
Accounts payable	12,445	16,256
Other current liabilities	326,853	310,579
Total current liabilities	344,298	353,515
Long-term debt, net	1,818,609	1,823,278
Deferred income taxes, net	561,714	569,126
Other long-term liabilities	97,781	121,619
Total long-term liabilities	2,478,104	2,514,023
Redeemable noncontrolling interests	4,930	—
Total stockholders’ equity	407,358	349,975
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,234,690	3,217,513

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 28, 2013	December 29, 2012

Net cash provided by operating activities	$141,799	154,420
Cash flows from investing activities:
Additions to property and equipment	(31,099)	(22,398)
Proceeds from sale of joint venture	6,682	—
Other, net	1,511	(549)
Net cash used in investing activities	(22,906)	(22,947)
Cash flows from financing activities:
Proceeds from (repayment of) long-term debt, net	(24,157)	380,559
Payment of deferred financing and other debt-related costs	(6,157)	(5,978)
Dividends paid on common stock	(81,008)	(70,069)
Repurchases of common stock	(27,963)	(450,369)
Exercise of stock options	7,963	4,418
Other, net	17,148	15,837
Net cash used in financing activities	(114,174)	(125,602)
Effect of exchange rates on cash and cash equivalents	(404)	32
Increase in cash and cash equivalents	4,315	5,903
Cash and cash equivalents, beginning of period	252,618	246,715
Cash and cash equivalents, end of period	$256,933	252,618

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Total revenues	$183,177	161,703	713,840	658,181
Impact of change in ice cream shipping terms(a)	—	5,802	—	5,802
Total revenues, excluding change in ice cream shipping terms	$183,177	167,505	713,840	663,983

Operating income	$82,235	67,751	304,736	239,429
Operating income margin	44.9%	41.9%	42.7%	36.4%
Adjustments:
Amortization of other intangible assets	$6,858	6,626	26,943	26,943
Long-lived asset impairment charges	116	328	563	1,278
Third-party product volume guarantee	—	—	7,500	—
Secondary offering costs	—	9	—	4,783
Peterborough plant closure(b)	—	5,095	654	14,044
Bertico litigation(c)	—	—	—	20,680
Adjusted operating income	$89,209	79,809	340,396	307,157
Adjusted operating income margin(d)	48.7%	47.6%	47.7%	46.3%

Net income attributable to Dunkin' Brands	$42,072	34,335	146,903	108,308
Adjustments:
Amortization of other intangible assets	6,858	6,626	26,943	26,943
Long-lived asset impairment charges	116	328	563	1,278
Third-party product volume guarantee	—	—	7,500	—
Secondary offering costs	—	9	—	4,783
Peterborough plant closure(b)	—	5,095	654	14,044
Loss on debt extinguishment and refinancing transactions	—	—	5,018	3,963
Bertico litigation(c)	—	—	—	20,680
Tax impact of adjustments, excluding Bertico litigation(e)	(2,790)	(4,823)	(16,271)	(20,404)
Tax impact of Bertico adjustment(f)	—	979	—	(3,980)
Income tax audit settlements(g)	—	(10,514)	(8,417)	(10,514)
State tax apportionment(h)	—	4,599	2,868	4,599
Adjusted net income	$46,256	36,634	165,761	149,700

Adjusted net income	$46,256	36,634	165,761	149,700
Less: Adjusted net income allocated to participating securities	—	(1)	—	(179)
Adjusted net income available to common shareholders	$46,256	36,633	165,761	149,521
Weighted average number of common shares – diluted	108,332,148	107,916,672	108,217,011	116,573,344
Diluted adjusted earnings per share	$0.43	0.34	1.53	1.28

(a) Represents the impact of the one-time delay in revenue recognition as a result of a change in shipping terms related to the shift in manufacturing to Dean Foods, based on actual shipments.
(b) For the fiscal year ended December 28, 2013, the adjustment represents transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs. For the three months and fiscal year ended December 29, 2012, the adjustment represents transition-related general and administrative costs, as well as accelerated depreciation and incremental costs of ice cream products.

(c) Represents the incremental legal reserve recorded related to the Quebec Superior Court’s ruling in the Bertico litigation, in which the Court found for the Plaintiffs and issued a judgment against Dunkin’ Brands in the amount of approximately $C16.4 million, plus costs and interest.

(d) Adjusted operating income margin calculated based on total revenues, excluding change in shipping terms.
(e) Tax impact of adjustments, excluding the Bertico litigation, calculated at a 40% effective tax rate.

(f) Tax impact of Bertico litigation adjustment calculated as if the incremental reserve had not been recorded. The tax impact recorded in the second quarter of 2012 was a $3.9 million tax benefit representing the actual direct tax benefit expected to be realized, as well as a $2.2 million tax benefit recorded that fully reversed in the third and fourth quarters of 2012 based on interim tax provision requirements. The tax impact for the three months ended December 29, 2012 represents $1.0 million of the tax benefit that was expected to reverse.

(g) Represents income tax benefits resulting from the settlement of historical tax positions settled during the period, primarily related to the accounting for the acquisition of the Company by private equity firms in 2006.

(h) Represents deferred tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to state jurisdictions, as a result of the closure of the Peterborough manufacturing plant and transition to Dean Foods.